UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2022

Healthpeak Properties, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-08895	33-0091377
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5050 South Syracuse Street, Suite 800

Denver, CO 80237

(Address of principal executive offices) (Zip Code)

(720) 428-5050

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $1.00 par value	PEAK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On August 22, 2022, Healthpeak Properties, Inc., a Maryland corporation (the “Company”), entered into a Term Loan Agreement (the “Loan Agreement”), by and among the Company, as borrower, the lenders referred to therein, and Bank of America, N.A., as administrative agent. The Loan Agreement provides for senior unsecured delayed draw term loans in an aggregate principal amount of up to $500.0 million (the “Term Loan Facilities”). The Term Loan Facilities are available to be drawn from time to time during a 180-day period after closing, subject to customary borrowing conditions. $250.0 million of the Term Loan Facilities has an initial stated maturity of 4.5 years, which the Company, at its sole option, may extend for a one-year period, so long as (i) no default or event of default exists at the time of the request or on the then current maturity date, (ii) the Company pays a fee equal to the product of 0.125% multiplied by the aggregate amount of the tranache of term loans then outstanding for which the maturity date is to be so extended, and (iii) other customary conditions have been satisfied. The other $250.0 million tranche of the Term Loan Facilities has a stated maturity of 5 years.

Aggregate borrowing capacity under the Loan Agreement may be increased, at the Company’s option, to up to $1.0 billion by incurring one or more incremental term loans, so long as no default or event of default exists and other customary conditions have been satisfied. Any such increase will be syndicated on a best efforts basis and no lender is required to increase its commitment under the Loan Agreement to facilitate such increase.

Loans outstanding under the Term Loan Facilities bear interest at an annual rate equal to (i) the applicable margin, plus (ii) at the Company’s option, (x) the base rate or (y) a forward-looking term rate based on the secured overnight financing rate (Term SOFR), with a Term SOFR spread adjustment of 0.10%. The applicable margin under the Term Loan Facilities ranges from 0.00% to 0.60% for base rate loans and 0.75% to 1.60% for Term SOFR loans, in each case, based on the non-credit enhanced, senior unsecured long-term debt ratings of the Company (“Debt Ratings”). Based on the Company’s current Debt Ratings, the applicable margin is initially 0.00% for base rate loans and 0.85% for Term SOFR loans. The Loan Agreement also includes a sustainability-linked pricing component whereby the applicable margin under the Term Loan Facilities may be reduced by 0.01% based on the Company’s achievement of specified sustainability-linked metrics, subject to certain conditions. Commencing 60 days after closing, the Company is obligated to pay a ticking fee on the daily amount of undrawn commitments under the Term Loan Facilities at a rate per annum equal to 0.15%. Loans outstanding under the Loan Agreement may be repaid from time to time without premium or penalty, other than customary breakage costs, if any, with respect to Term SOFR loans. As of the date of this report, the Company had no balance outstanding under the Term Loan Facilities.

On August 2, 2022, the Company executed forward-starting interest rate swaps for a notional amount of debt of $500.0 million with termination dates similar to the initial stated maturities of the Term Loan Facilities. The swaps are linked to one-month Term SOFR as the benchmark and, based on the Company’s current Debt Ratings, effectively fix the interest rate for the Term Loan Facilities at a blended rate of approximately 3.52%.

The Loan Agreement contains certain customary representations and warranties, covenants, events of default provisions, and other requirements, including financial covenants and cross-default provisions to certain other indebtedness. Among other things, these covenants, using terms defined in the Loan Agreement: (i) limit the ratio of Enterprise Total Indebtedness to Enterprise Gross Asset Value to 60%; (ii) limit the ratio of Enterprise Secured Debt to Enterprise Gross Asset Value to 40%; (iii) limit the ratio of Enterprise Unsecured Debt to Enterprise Unencumbered Asset Value to 60%; (iv) require a minimum Fixed Charge Coverage Ratio of 1.5 times; and (v) require a minimum Consolidated Tangible Net Worth of $7.7 billion, in each case, tested on a quarterly basis. If an event of default occurs and is continuing, the Company may be required to repay all amounts outstanding under the Loan Agreement.

The representations, warranties, and covenants contained in the Loan Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk among the parties thereto. Accordingly, the representations and warranties in the Loan Agreement are not necessarily characterizations of the actual state of facts of the Company and its subsidiaries at the time they were made or otherwise and should be read only in conjunction with the other information that the Company makes publicly available in reports, statements and other documents filed with the Securities and Exchange Commission. Investors are not third party beneficiaries of, and should not rely upon, such representations, warranties and covenants.

The Company’s obligations under the Loan Agreement rank equal in right of payment with all other unsecured, unsubordinated general obligations of the Company.

Certain of the lenders party to the Loan Agreement and their respective affiliates engage in financial advisory, investment banking, commercial banking, or other transactions of a financial nature with the Company and its subsidiaries, including the provision of advisory services for which they receive certain fees, expense reimbursement, or other payments.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

No.	Description
10.1*	Term Loan Agreement, dated as of August 22, 2022, by and among the Company, as borrower, the lenders referred to therein, and Bank of America, N.A., as administrative agent.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*Certain schedules and exhibits have been omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 22, 2022	Healthpeak Properties, Inc.

	By:	/s/ Peter A. Scott
	Name:	Peter A. Scott
	Title:	Chief Financial Officer